Exhibit 4.10

AMENDMENT NO. 1 TO CONVERTIBLE DEBENTURE

THIS AMENDMENT NO. 1 TO CONVERTIBLE DEBENTURE (this “Agreement”) is made and entered into as of January 31, 2006 by LITHIUM TECHNOLOGY CORPORATION, a Delaware corporation (the “Company”) and              (the “Lender”).

BACKGROUND

WHEREAS, the Lender holds a Convertible Debenture dated March 11, 2005 issued by the Company having an original principal amount of $2,500,000 of which $2,000,000 in principal is outstanding as of the date hereof (the “Debenture”).

WHEREAS, the Company and the Lender wish to amend the Debenture as provided herein.

NOW THEREFORE, in consideration of the foregoing, it is hereby agreed as follows:

1. The Debenture is hereby amended as follows:

a.	The principal sum of $2,000,000 shall be due and payable by the Company on December 31, 2006 (the “Maturity Date”) and no monthly payments shall be due and owing by the Company prior to December 31, 2006.

b.	The interest on the unpaid principal of the Debenture shall be fifteen percent (15%) per year effective as of October 15, 2005.

c.	In the Event of Default under the Debenture, the entire principal of the Debenture shall be due and payable immediately.

d.	The Company may prepay the Debenture at any time prior to the Maturity Date.

2. All other provisions of the Debenture shall remain in effect and are hereby confirmed in all respects.

IN WITNESS WHEREOF the parties have hereunto set their hands and seals the day and year above set forth.

LITHIUM TECHNOLOGY CORPORATION

By:
Name: Title:

LENDER:

By:
Name:
Title:

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